DNB Financial Corporation

For further information, please contact:
Bruce Moroney CFO/ Senior Vice President 610-873-5253	FOR IMMEDIATE RELEASE

DNB Financial Corporation Announces
Expanded Stock Buyback Program and
Declares a $0.13 Cash Dividend

(August 27, 2004 — Downingtown, PA) DNB Financial Corporation, parent of DNB First, National Association, today announced that its Board of Directors has increased the repurchase authorization from 175,000 shares to 325,000 shares of its Common Stock over an indefinite period. The buyback, if fully completed, would reduce the number of outstanding shares by approximately 15%. Since the beginning of its buyback program in 2001, DNB has repurchased about 174,000 shares for about $4.0 million.

The repurchase will be conducted through open market or privately negotiated transactions. Shares purchased in the program will be held as treasury stock. “This share repurchase is an appropriate capital management tool to be used at this time and further supports our efforts to increase shareholder value,” said Henry F. Thorne, President and CEO. “It is also a reflection of our confidence in the Company’s future.”

In addition, the Board of Directors of DNB Financial Corporation, declared a cash dividend of $0.13 per share for the third quarter of 2004 to shareholders of record on September 10, 2004. The cash dividend will be paid on September 20, 2004.

DNB Financial Corporation is a bank holding company whose bank subsidiary, DNB First, is a commercial bank and a member of the FDIC. The Bank, headquartered in Downingtown, Chester County, Pennsylvania, has nine (9) full service offices. Through DNB Advisors, DNB First provides wealth management and trust services to individuals and businesses throughout Chester County. The Bank and its subsidiary, DNB Financial Services, Inc., make available certain nondepository products and services, such as securities brokerage, mutual funds, life insurance and annuities. Customers may also visit us on our website at http://www.dnbfirst.com.

Inquiries regarding the purchase of DNB Financial Corporation stock may be made through the market makers listed on our website at http://www.dnbfirst.com.

4 Brandywine Avenue • Downingtown, PA 19335-0904 • (610) 269-1040